Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Highlights

  Net income per share was $0.14 in the first quarter of 2010, including restructuring charges of $0.07 per share.
  Net loss per share was $0.63 in the first quarter of 2009, including restructuring charges of $0.51, and a gain of $0.06 related to an extinguishment of debt.
  Q1 2010 net sales were $213.9 million, an increase of 2.2 percent compared to Q1 2009.
  EBITDA was $26.2 million in the first quarter of 2010, compared to $2.0 million in the first quarter of 2009. Q1 2010 EBITDA was reduced by restructuring charges of $3.1 million. EBITDA in Q1 2009 was reduced by $17.2 million related to restructuring charges, while a gain on extinguishment of debt improved EBITDA by $2.8 million.

ALBANY, N.Y.--(BUSINESS WIRE)--May 5, 2010--Albany International Corp. (NYSE:AIN) reported first-quarter net income of $4.3 million ($0.14 per share). U.S. GAAP restructuring charges of $3.1 million reduced net income by $0.07 per share. For the first quarter of 2009, net loss per share was $18.9 million ($0.63 per share) and included U.S. GAAP restructuring charges of $17.2 million ($0.51 per share) and a gain of $2.8 million ($0.06 per share) related to an extinguishment of debt (see non-GAAP disclosures below for earnings per share effects in Tables 5 and 6).

Net sales for Q1 2010 were $213.9 million, an increase of 2.2 percent compared to the first quarter of 2009. Excluding the effect of changes in currency translation rates, net sales in the first quarter of 2010 decreased 2.2 percent as compared to Q1 2009, as shown below:

Table 1

(in thousands)	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2010	2009
Paper Machine Clothing	$144,408	$139,074	3.8%	$5,291	0.0%
Albany Door Systems	33,755	34,326	-1.7	2,683	-9.5
Engineered Fabrics	21,441	21,570	- 0.6	1,223	-6.3
Engineered Composites	8,641	9,085	-4.9	-	-4.9
PrimaLoft® Products	5,628	5,150	9.3	78	7.8
Total	$213,873	$209,205	2.2%	$9,275	-2.2%

Gross profit was 36.1 percent of net sales in the first quarter of 2010, compared to 33.5 percent in the same period of 2009. The improvement was principally due to cost reductions resulting from previously announced restructuring and performance-improvement initiatives. Q1 2010 expenses included $3.7 million of costs associated with the wind-down of the restructuring: $1.5 million for equipment relocations and $2.2 million of idle-capacity costs. The Company expects these residual costs from restructuring to continue at a comparable level in Q2 and be substantially eliminated by the end of Q3 2010. Equivalent costs in Q1 2009 were $2.0 million for equipment relocations and $3.1 million for idle-capacity.

Selling, technical, general, and research (STG&R) expenses were $66.1 million, or 30.9 percent of net sales, in the first quarter of 2010. Q1 2010 STG&R included expenses of $1.1 million related to the SAP implementation, which the Company expects to continue through the second quarter of 2011. Costs related to the U.S. pension and postretirement plans were $1.9 million higher in Q1 2010 compared to Q1 2009, and are expected to continue at that level throughout 2010. STG&R expenses were $67.6 million, or 32.3 percent of net sales, in the first quarter of 2009, including $2.2 million related to the SAP implementation. In the first quarter of 2009, STG&R expenses included income of $1.9 million related to the revaluation of non-functional currency assets and liabilities.

Operating income was $8.0 million in the first quarter of 2010, compared to a loss of $14.8 million for the same period of 2009.

The following table presents first-quarter segment operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
(in thousands)	March 31,
	2010	2009
Paper Machine Clothing	$25,076	$7,261
Albany Door Systems	2,884	228
Engineered Fabrics	2,521	3,655
Engineered Composites	(2,229)	(2,508)
PrimaLoft® Products	2,069	1,089
Research expenses	(5,811)	(5,610)
Unallocated expenses	(16,470)	(18,882)
Total	$8,040	($14,767)

First-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges
	Three Months ended
(in thousands)	March 31,
	2010	2009
Paper Machine Clothing	$4,007	$15,609
Albany Door Systems	28	148
PrimaLoft® Products	-	42
Unallocated expenses	(922)	1,380
Total	$3,113	$17,179

Q1 2010 U.S. GAAP restructuring charges were $3.1 million, all of which are attributable to restructuring actions taken in 2009. Included in Q1 restructuring was a $1.7 million charge to correct an error in the actuarial calculation of a curtailment gain that had been reported in Q4 2009. The Company assessed the impact of this adjustment on 2010 and 2009 and determined that the effect of this adjustment was not material to either period. The Q1 2010 restructuring charge also included a benefit plan curtailment gain of $0.9 million, and a non-cash charge of $1.2 million to write down property, plant, and equipment related to previously announced reductions in manufacturing capacity.

Q1 2010 other income/expense, net, was income of $2.3 million, including a $2.8 million gain related to revaluation of non-functional currency intercompany balances. Other income/expense, net, in Q1 2009 was expense of $0.2 million, including a gain of $2.8 million ($0.06 per share) related to the extinguishment of debt, and losses of $1.5 million related to the revaluation of non-functional currency intercompany balances.

EBITDA was $26.2 million in the first quarter of 2010, compared to $2.0 million in the first quarter of 2009. Q1 2010 EBITDA was reduced by restructuring charges of $3.1 million. EBITDA in Q1 2009 was reduced by $17.2 million related to restructuring charges, while the gain on extinguishment of debt improved EBITDA by $2.8 million (see Table 4).

First-quarter 2010 income tax expense of $2.2 million reflects a tax rate of 34.5 percent, which is based on the Company’s 2010 estimate of income and loss by country (see CFO Comments).

Net cash provided by operating activities was $16.9 million, reflecting payments for restructuring activities of $9.7 million. Additional cash payments for the remaining restructuring accruals of about $11 million are anticipated to be made over the next few quarters. Net cash used in operating activities was $11.5 million in the first quarter of 2009, reflecting payments for restructuring activities of $8.4 million.

Capital spending was $6.8 million for the first quarter of 2010. Depreciation and amortization were $13.9 million and $1.9 million, respectively. In 2010, we expect capital expenditures to be about $50-$60 million, which includes carryover effects of delayed capital spending from 2009, and depreciation and amortization are expected to be $58 million and $8 million, respectively.

CEO Comments

President and CEO Joe Morone said, “As we discussed in our Q4 2009 earnings release, Q1 revenues are usually dampened by seasonal effects in PMC, most notably the weak inflow of sales into January due to slowing shipments at the end of December. The effect was particularly strong this year; January was the weakest PMC sales month in recent memory. As a result, Q1 2010 consolidated sales were comparable to sales in Q1 2009. But if aggregate sales levels were similar, the underlying sales and order trends were not. In Q1 2010, sales strengthened sharply as the quarter progressed, orders were well ahead of sales, and last year’s pace and business conditions in our end-markets were clearly more favorable than a year ago. And despite the soft sales, profitability continued to show sustained strength, particularly in PMC, Doors, and PrimaLoft.

“In PMC, global sales were only 3.8 percent higher than Q1 2009; excluding exchange rate effects, sales were flat. The weakest spot for PMC in Q1 was Europe, where sales were down 9 percent compared to the previous year. This weakness was offset by quarter-to-quarter sales increases of 52 percent in Asia-Pacific and 2 percent in the Americas. Most of our other businesses followed a similar pattern. In Doors, sales lagged Q1 2009 by 2 percent; in EF, sales were down 1 percent for the same period; and in AEC, sales were down 5 percent against Q1 2009. PrimaLoft was the one exception with sales 9 percent ahead of last year.

“In contrast to sales, orders in Q1 2010 were well ahead of Q1 2009. In PMC, orders can be an imprecise indicator of future sales, and in Q1 2010, they may have been inflated by inventory restocking by our customers. Nonetheless, Q1 2010 orders in PMC were 23 percent higher globally than in Q1 2009. Orders were especially strong in Asia-Pacific, increasing 64 percent above orders in Q1 2009, when that region hit bottom. In the Americas and Europe, orders were 18 percent and 22 percent higher, respectively. In Doors, EF, and PrimaLoft, orders were 40 percent, 20 percent, and 20 percent, respectively, ahead of Q1 2009. And at AEC, the one-year order backlog is almost double what it was at the end of Q1 2009, and the short-term outlook is for a sharp increase in sales.

“Turning from sales and orders to profitability, now that the three-year restructuring and performance-improvement program is over, the impact of the costs associated with that program on the Company’s EBITDA continues to decline. Excluding only U.S. GAAP restructuring charges, EBITDA in Q1 2010 was $29.3 million; this includes $4.8 million for equipment relocation, idle-capacity, and SAP implementation costs. The comparable result for Q1 2009 was EBITDA of $19.2 million, which included $7.3 million for equipment relocation, idle-capacity, and SAP implementation costs, and a gain of $2.8 million related to an extinguishment of debt.

“These results are consistent with the conclusions that we reached in our Q4 2009 earnings release: (a) we are operating at fundamentally higher levels of profitability than we were before the recession; (b) these levels of profitability are proving to be sustainable, even with sales more than 20 percent below pre-recession levels; and (c) given this fundamentally lower cost structure, we would expect that incremental improvements in revenue will generate disproportionately larger improvements in EBITDA.

“Q1 results leave one important question unanswered: what levels of revenue should investors expect as our end-markets continue to recover from the recession? Given the seasonal effects, abnormally low January sales, and the strong order patterns, it is clear that Q1 sales do not provide a reliable indication. Historically, Q2 is generally free of negative seasonal effects, and it should also be free of any inventory effects that could have inflated Q1 order levels. Barring any unusual disruptions to economic activity, Q2 should provide a good indication of the post-recession, near-term revenue potential in PMC, Doors, EF, and PrimaLoft.

“Q2 will also be a good test of AEC’s short-term ability to ramp up sharply, as several key programs are simultaneously growing or transitioning to production. Provided AEC meets its internal production targets based on current customer demands, we should see a sharp increase in sales and a swing to positive EBITDA. A key milestone with longer term implications will also likely have been passed by the time of the Q2 earnings release. Airbus is likely to have announced its decision on whether to re-engine the A320, and if so, with which engines.

“In sum, while sales were weak in Q1, sales strengthened as the quarter progressed and orders were strong. And Q1 profitability reinforces the conclusion that Albany International is a fundamentally more profitable company than it was before the recession, and that any incremental improvement in sales should generate a disproportionately larger increase in EBITDA.”

CFO Comments

CFO Michael Burke commented, “Despite a weak sales quarter and $10 million of restructuring payments, we still generated $17 million of cash from operations. Cash from operations in Q1 benefited from reduced inventory levels, as dedicated program management in operations continues to drive for efficiencies. Inventory as a percentage of net sales declined from 20 percent at the end of Q4 to 18 percent at the end of Q1. In addition, accounts receivable balances declined in the quarter as a percentage of sales from 19 percent to 17 percent, partly due to improved collections. Our Days Sales in Accounts Receivable ratio improved from 72 days in Q1 2009 to 62 days by Q1 2010; and sequentially held at 62 days from Q4 2009.

“Cash generated from operations during Q1 allowed us to fund capital expenditures, restructuring, strategic investments, and dividends with little change to our net debt position. Our overall liquidity to support our business objectives remains more than adequate, with about $102 million in cash balances, plus another $50 million of cash surrender value in our life insurance policies at the end of the first quarter 2010, in addition to $133 million of availability under our bank credit agreement. Market conditions continue to improve and favorably position us for obtaining competitive terms for refinancing our current credit agreement sometime in the second-half of 2010. Terms and conditions will likely include higher costs of borrowing. The existing terms of our agreement do not expire until April 2011.

“As noted, our effective tax rate during the quarter was 34.5 percent as compared to our previous estimate of about 20 percent for 2010. While we are planning for the effective tax rate to remain at this level for the rest of the year, the Company is actively working toward a resolution of tax contingencies in certain jurisdictions that could lower this effective rate.

“The higher tax rate in Q1 2010 was primarily due to a shift in the distribution of income toward higher-tax jurisdictions; the Company’s current inability under U.S. GAAP to recognize certain tax benefits from current losses in certain high-tax jurisdictions; and the recent expiration of certain provisions in the U.S. tax code relating to R&D credits and the deferred taxation of income generated by controlled foreign subsidiaries. These three matters are not expected to have a material effect on cash taxes at any time during 2010.”

The Company plans a live webcast to discuss first-quarter 2010 financial results on Thursday, May 6, 2010, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation, and amortization (EBITDA), EBITDA excluding restructuring charges, costs associated with restructuring initiatives, sales excluding currency effects, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the Company’s 2009 gain on extinguishment of debt, and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. The Company believes that EBITDA provides useful information to investors because it provides an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges:

Table 4
	Three Months ended
	March 31,
(in thousands)	2010	2009
Net income/(loss)	$4,265	($18,897)
Interest expense, net	3,825	5,834
Income tax expense/(benefit)	2,239	(1,605)
Depreciation	13,941	14,573
Amortization	1,954	2,138
EBITDA	26,224	2,043
Restructuring and other, net	3,113	17,179
EBITDA excluding restructuring charges	$29,337	$19,222

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 5
Quarter ended March 31, 2010
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$3,113	$1,074	$2,039	30,943	$0.07
Table 6
Quarter ended March 31, 2009
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$17,179	$1,958	$15,221	30,046	$0.51
Gain on extinguishment of debt	2,800	1,092	1,708	30,046	0.06

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures and pension contributions, future tax rates, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to our pension plans, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2010	2009

Net sales	$213,873	$209,205
Cost of goods sold	136,644	139,174

Gross profit	77,229	70,031
Selling, technical, general and research expenses	66,076	67,619
Restructuring and other, net	3,113	17,179

Operating income/(loss)	8,040	(14,767)
Interest expense, net	3,825	5,834
Other (income)/expense, net	(2,281)	181

Income/(loss) before income taxes	6,496	(20,782)
Income tax expense/(benefit)	2,239	(1,605)

Income/(loss) before associated companies	4,257	(19,177)
Equity in income of associated companies	8	280
Net income/(loss)	$4,265	($18,897)

Net income/(loss) per share:
Basic	$0.14	($0.63)
Diluted	$0.14	($0.63)

Shares used in computing earnings per share:
Basic	30,943	30,046
Diluted	31,033	30,046

Dividends per share	$0.12	$0.12

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$101,758	$97,466
Accounts receivable, net	156,593	168,820
Inventories	167,718	172,433
Income taxes receivable and deferred	40,241	42,613
Prepaid expenses and other current assets	12,424	9,712
Total current assets	478,734	491,044

Property, plant and equipment, net	502,197	514,475
Investments in associated companies	2,860	3,001
Intangibles	6,300	5,216
Goodwill	115,382	120,037
Deferred taxes	142,574	143,085
Cash surrender value of life insurance policies	49,982	49,135
Other assets	18,192	18,264
Total assets	$1,316,221	$1,344,257

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$16,434	$15,296
Accounts payable	49,555	52,618
Accrued liabilities	101,046	113,323
Current maturities of long-term debt	11	11
Income taxes payable and deferred	2,323	3,639
Total current liabilities	169,369	184,887

Long-term debt	489,106	483,922
Other noncurrent liabilities	184,171	185,067
Deferred taxes and other credits	66,720	65,383
Total liabilities	909,366	919,259

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,297,533 in 2010 and 36,149,115 in 2009	36	36
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2010 and 2009	3	3
Additional paid in capital	383,715	382,674
Retained earnings	383,271	382,720
Accumulated items of other comprehensive income:
Translation adjustments	(15,394)	4,167
Pension and post retirement liability adjustments	(86,477)	(86,303)
	665,154	683,297
Less treasury stock (Class A), at cost 8,496,739 shares
in 2010 and 2009	258,299	258,299
Total shareholders' equity	406,855	424,998
Total liabilities and shareholders' equity	$1,316,221	$1,344,257

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,

	2010	2009
OPERATING ACTIVITIES
Net income/(loss)	$4,265	($18,897)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Equity in earnings of associated companies	(8)	(280)
Depreciation	13,941	14,573
Amortization	1,954	2,138
Noncash interest expense	188	1,187
Gain on early retirement of debt	-	(2,800)
Settlement of accreted debt discount	-	(522)
Provision for deferred income taxes, other credits and long-term liabilities	1,118	(4,635)
Provision for write-off of property, plant and equipment	1,467	1,076
Increase in cash surrender value of life insurance	(847)	(1,019)
Stock option expense	-	42
Compensation and benefits paid or payable in Class A Common Stock	955	1,039

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	8,396	23,445
Inventories	2,270	(6,214)
Prepaid expenses and other current assets	(2,769)	(1,161)
Accounts payable	(2,075)	(24,450)
Accrued liabilities	(10,401)	9,096
Income taxes payable	(1,437)	(2,455)
Other, net	(117)	(1,631)
Net cash provided by/(used in) operating activities	16,900	(11,468)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,821)	(15,721)
Purchased software	(1,073)	(1,145)
Acquisitions, net of cash acquired	(1,902)	-
Net cash used in investing activities	(9,796)	(16,866)

FINANCING ACTIVITIES
Proceeds from borrowings	6,152	40,583
Principal payments on debt	(17)	(3,585)
Early retirement of debt	-	(3,360)
Proceeds from options exercised	87	-
Dividends paid	(3,705)	(3,628)
Net cash provided by financing activities	2,517	30,010

Effect of exchange rate changes on cash flows	(5,329)	(4,209)

Increase/(decrease) in cash and cash equivalents	4,292	(2,533)
Cash and cash equivalents at beginning of year	97,466	106,571
Cash and cash equivalents at end of period	$101,758	$104,038

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, Vice President–Corporate
Treasurer and Strategic Planning
518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, Director of Corporate Communications
518-445-2284
susan.siegel@albint.com